EXHIBIT 99.1

                    Contact:   Calvin E. Jenness
                                       Senior Vice President
                                       and Chief Financial Officer
                                                       503-653-4573
                    Release:         Immediately

Lehman Brothers Merchant Bank Sells 7.5 Million Blount International Shares

Portland, OR, May 31, 2005 - Blount International, Inc. (NYSE: BLT) announced today that certain of its stockholders, including affiliates of Lehman Brothers Merchant Banking Partners II, L.P., sold 7.5 million shares of its common stock, or approximately $122 million, in a public offering led by J.P. Morgan Securities Inc. The selling stockholders will receive all of the net proceeds from the sale of the shares.

The shares are being offered pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission (the "SEC"). A final prospectus supplement relating to these shares will be filed in accordance with the rules of the SEC.

Printed copies of the prospectus supplement relating to the offering may also be obtained, when available, from the JPMorgan Prospectus Department at One Chase Manhattan Plaza, New York, NY 10081, 212-552-5164.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Blount International, Inc. is a diversified international company operating in three principal business segments: Outdoor Products, Industrial and Power Equipment and Lawnmower. Blount International, Inc. sells its products in more than 100 countries around the world.